Exhibit 10.1

Execution Version

CUSIP Number: 81725VAT2
Term Loan CUSIP Number: 81725VAU9

LOAN AGREEMENT

among

SENSIENT TECHNOLOGIES CORPORATION,
as the Borrower,

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

and

THE OTHER LENDERS PARTY HERETO

Closing Date: November 7, 2022

€75,000,000 Credit Facility

PNC CAPITAL MARKETS LLC,
as Sole Lead Arranger and Sole Book Runner

EXHIBITS AND SCHEDULES

Exhibit A	Term Loan Commitment Amounts and Percentages
Exhibit B	Form of Term Loan Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Borrowing Certificate
Exhibit F	[Reserved]
Exhibit G	Forms of U.S. Tax Compliance Certificate

Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Environmental Matters
Schedule 6.1	Liens
Schedule 9.4	Notice Addresses

LOAN AGREEMENT

Dated as of November 7, 2022

Sensient Technologies Corporation, a Wisconsin corporation; the Lenders party hereto from time to time; and PNC Bank, National Association, a national banking association, as the Administrative Agent, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article.

“Accounting Practices Change” means any change in the Company’s accounting practices that is required under the standards of the Financial Accounting Standards Board or is inconsistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5.

“Acquisition Target” means any Person becoming a Subsidiary after the Closing Date; any Person that is merged into or consolidated with the Company or any Subsidiary after the Closing Date; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Company or any Subsidiary after the Closing Date.

“Adjusted Net Worth” means, as of the date of any determination, the total of (a) the aggregate amount of the capital stock accounts (net of treasury stock, at cost), plus (or minus, in the case of a deficit) (b) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP.

“Administrative Agent” means PNC Bank acting in its capacity as administrative agent for itself and the other Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning set forth in Section 2.15.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.  Unless otherwise specified, “Affiliate” means an Affiliate of the Company or a Subsidiary.

“Aggregate Term Loan Commitment Amount” means €75,000,000.

“Agreement” means this Loan Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.3.

“Amended Credit Facility” has the meaning set forth in Section 5.9(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Company, any of its Subsidiaries, or any of their respective Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anti-Terrorism Laws” has the meaning set forth in Section 4.20.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Leverage Ratio:

Pricing Level	Leverage Ratio	Eurocurrency Rate Margin	Base Rate Margin
I	Less than 1.50 to 1.00	1.000%	0.000%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.125%	0.125%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.250%	0.250%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.375%	0.375%
V	Greater than or equal to 3.00 to 1.00	1.625%	0.625%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the day on which the Company provides a Compliance Certificate pursuant to Section 5.1 for the most recently ended fiscal quarter of the Company; provided that (a) the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the Closing Date and, thereafter the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, and (b) if the Company fails to provide a Compliance Certificate when due as required by Section 5.1 for the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as an appropriate Compliance Certificate is provided, at which time the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date. The Applicable Margin shall be effective from, and including, one Calculation Date until, but excluding, the next Calculation Date.

Any adjustment in the Applicable Margin shall be applicable to the principal amount of the Term Loan then outstanding.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether (a) this Agreement is in effect or (b) any portion of the Term Loan is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Company shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (iii) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 8.2. Nothing in this paragraph shall limit any other rights of the Administrative Agent or any Lender under this Agreement or any other Loan Document.  The Borrower’s obligations under this paragraph shall survive the repayment of all other Obligations hereunder.

“Applicable Period” has the meaning provided in the definition of “Applicable Margin”.

“Approved Fund” means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means PNC Capital Markets LLC, in its capacities as sole lead arranger and sole book runner, and its successors.

“Asset Securitization” shall mean a sale, other transfer or factoring arrangement by the Company and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the Company and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.8), and accepted by the Administrative Agent, in substantially the form attached as Exhibit D or any other form approved by the Administrative Agent.

“Attributable Securitization Indebtedness” shall mean, at any time with respect to an Asset Securitization by the Company or any of its Subsidiaries, the principal amount of indebtedness which (a) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such indebtedness, or (b) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which indebtedness is without recourse to the Company or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings), in each case, together with interest payable thereon and fees payable in connection therewith.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(l)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate and (iii) Daily Simple SOFR plus 1.0%; provided, that, in the event the Base Rate would be less than the Floor, the Base Rate will be deemed to be the Floor for purposes of this Agreement and the other Loan Documents.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Benchmark” means, initially, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(l).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          the sum of: (A) Daily Simple RFR for €STR and (B) the related Benchmark Replacement Adjustment; and

(2)         the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)        a public statement or publication of information by an Relevant Governmental Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or any Relevant Governmental Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any currency for all purposes hereunder and under any Loan Document in accordance with Section 2.13(l) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such currency for all purposes hereunder and under any Loan Document in accordance with Section 2.13(l).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means the Company.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent) that is also a Eurocurrency Banking Day.

“Calculation Date” has the meaning provided in the definition of “Applicable Margin”.

“Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but excluding any non-binding recommendation of any Governmental Authority) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (as defined below), shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued. “Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009, “Countercyclical Capital Buffer Proposal” issued July 16, 2010, “Capitalization of Bank Exposures to Central Counterparties” issued December 20, 2010, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Change of Control” means, with respect to any corporation, either (a) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of such corporation or (b) a change in the composition of the Governing Board of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such Governing Board. As used in this definition, “continuing directors” means, as of any date, (a) those members of the Governing Board of the applicable corporation who assumed office prior to such date, and (b) those members of the Governing Board of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Closing Date” means November 7, 2022.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Communications” has the meaning set forth in Section 9.4(c).

“Company” means Sensient Technologies Corporation, a Wisconsin corporation, and a party to this Agreement.

“Company Guarantor Subsidiary” means an Eligible Subsidiary which is party to a Guaranty which is in full force and effect and pursuant to which such Eligible Subsidiary guarantees the Obligations of the Company hereunder.

“Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Company and the Administrative Agent may from time to time agree upon in writing, executed by a Responsible Officer of the Company, (a) setting forth relevant facts in reasonable detail the computations as to whether or not the Company is in compliance with the requirements set forth in the Financial Covenants, (b) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (c) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.

“Conforming Changes” means, with respect to the Eurocurrency Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Eurocurrency Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Priority Debt” means all Priority Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items; provided that there shall be excluded from any calculation of Consolidated Priority Debt, without duplication, (a) Total Funded Debt of a Company Guarantor Subsidiary (other than Total Funded Debt of a Company Guarantor Subsidiary secured by a Lien created or incurred within the limitations of Section 6.1), (b) Total Funded Debt of the Company or any Subsidiary secured by Liens granted to secure other senior Total Funded Debt on a pari passu basis with the Obligations, (c) the Obligations of any Company Guarantor Subsidiary and (d) Attributable Securitization Indebtedness and obligations with respect to any factoring arrangements, in each case to the extent such Attributable Securitization Indebtedness or factoring arrangement, as applicable, is permitted pursuant to Section 6.2.

“Consolidated Total Assets” means, as at any date of any determination, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company and its Subsidiaries for its most recently ended fiscal year.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.22.

“Daily Simple RFR” means, for any day (an “RFR Day”), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website by (b) a number equal to 1.00 minus the RFR Reserve Percentage:

provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Daily Simple RFR rate for each outstanding Daily Simple RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrower of the adjusted Daily Simple RFR rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the €STR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the €STR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR rate.

“Daily Simple RFR Lookback Days” means, €STR Lookback Day and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor.  If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days.  If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 9.19, any Lender that (a) has failed to fund any portion of the Term Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit (unless such writing or public statement relates to such Lender’s funding obligation hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Company), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.19) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Lender” has the meaning set forth in Section 9.20.

“Designated Subsidiary” means any Eligible Subsidiary designated for borrowing privileges under the Revolving Credit Agreement.

“Disclosed Information” has the meaning set forth in Section 8.10.

“Dollar Equivalent” means with respect to any amounts, including the amount of a loan or other extension of credit (including, without limitation, the Term Loan) made or denominated in any currency other than Dollars, the amount in freely-transferable Dollars that the Administrative Agent may purchase for the amount thereof on the spot market on the day of determination, determined at the Administrative Agent’s discretion on any appropriate date of determination.

“Dollars” or “$”means United States Dollars.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis:

(a)          (i) the after-tax net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (ii) non-operating gains and losses (including gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other nonrecurring gains and losses);

plus

(b)          the sum of the following, to the extent deducted in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):

(i)          Interest Expense,

(ii)         income tax expense of the Company and its Subsidiaries,

(iii)       depreciation and amortization expense of the Company and its Subsidiaries,

(iv)        non-cash stock compensation expenses of the Company and its Subsidiaries,

(v)         non-cash losses, expenses and charges,

(vi)        non-recurring and/or unusual cash losses,

(vii)       net after tax losses from discontinued operations,

(viii)     insurance reimbursable expenses related to liability or casualty events,

(ix)        transaction costs relating to the consummation of this Agreement (and any amendment hereto), any acquisition permitted hereunder, any permitted investment, any permitted incurrence of indebtedness or any divestiture and restructuring charges,

(x)        with respect to any acquisition permitted pursuant to this Agreement, demonstrable cost savings (in each case, net of continued associated expenses) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 12 months following such acquisition, net of the amount of any such cost savings otherwise included, or added back, pursuant to this definition; provided that (A) such cost savings have been reasonably detailed by the Company in the applicable Compliance Certificate required by Section 5.1 and (B) if any cost savings included in any pro forma calculations based on the anticipation that such cost savings will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time any pro forma calculations required to be made under this Agreement shall not reflect such cost savings,

(xi)        cash charges related to any restructuring with respect to the Company and/or any of its Subsidiaries, including any cash charges treated as restructuring or repositioning expense pursuant to GAAP,

(xii)      losses resulting from the adjustments in the fair market value of earn-out (or similar) obligations incurred in connection with acquisitions permitted pursuant to this Agreement, and

(xiii)      cash charges or losses incurred by the Company or any of its Subsidiaries in connection with the termination or withdrawal from a Plan,

less

(c)          the sum of the following to the extent added in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):

(i)          non-cash gains,

(ii)         non-recurring and/or unusual cash gains,

(iii)       net after tax gains or income from discontinued operations, and

(iv)        gains resulting from the adjustments in the fair market value of earn-out (or similar) obligations incurred in connection with acquisitions permitted pursuant to this Agreement;

provided that in no event shall the aggregate amount of (x) cash items added back to EBITDA for any period, plus (y) cost savings added back to EBITDA for any period pursuant to clause (b)(x) above, exceed an amount equal to twenty percent (20%) of aggregate EBITDA for such period (calculated before giving effect to any such add backs, adjustments and cost savings).  For purposes of this Agreement, EBITDA shall be computed on a Pro Forma Basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Subsidiary” means a Subsidiary that (a) is a corporation or limited liability company and (b) is wholly-owned (directly or indirectly) by the Company.

“Entitled Person” has the meaning set forth in Section 2.8(b).

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other person that takes over the administration of such rate) for a period equal in length to the applicable interest period (one (1), three (3) or six (6) months), as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two (2) business days prior to the commencement of such interest period; provided, that if by such time the EURIBOR Rate in respect of such day has not been so published, or if such day is not a business day, then the EURIBOR Rate for such day will be the EURIBOR Rate as published in respect of the first preceding business day for which such EURIBOR Rate was published thereon; provided further that any EURIBOR Rate so determined based on the first preceding business day shall be utilized for purposes of calculation of the EURIBOR Rate for no more than three (3) consecutive business days.

“Euro” and “€”  mean the single currency of the Participating Member States.

“Eurocurrency Banking Day” means any day which is a TARGET Day.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) the EURIBOR Rate for such Interest Period by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage; provided, that, if the adjusted Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrower of the Eurocurrency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate Lookback Days” means EURIBOR Lookback Day, and each such day is a “Eurocurrency Rate Lookback Day”

“Eurocurrency Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Term Loan Commitments or the funding of the Loans.

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, the United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Obligation pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligation (other than pursuant to an assignment request by the Company under Section 2.15) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the separate fee letter agreement dated October 12, 2022 among the Company, PNC Bank and PNC Capital Markets LLC setting forth the terms of certain fees to be paid by the Company.

“Financial Covenant” means any of the Company’s obligations set forth in Sections 6.8, 6.9 or 6.13.

“Financial Events of Default” has the meaning set forth in Section 5.9(a).

“Floor” means, with respect to any Benchmark, the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to such Benchmark.  Unless otherwise specified, the Floor means a rate of interest equal to 0.00%.

“Foreign Lender” means, with respect to the Borrower, a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction outside of the United States (including any state or territory thereof and the District of Columbia) and that is not dually incorporated under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5, except for changes concurred in by Company’s independent public accountants and disclosed in Company’s financial statements or the notes thereto.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” means, collectively, each and every guaranty (including joinders, supplements and amendments thereof or thereto) delivered by any Subsidiary that guarantees the Obligations of the Company hereunder.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

“Indemnified Liabilities” has the meaning set forth in Section 9.6.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” and “Indemnitees” has the meaning set forth in Section 9.6.

“Institutional Investor” means (a) any purchaser of a PP Note, (b) any holder of a PP Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the PP Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any PP Note.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters of the Company ending on such day, to (b) Interest Expense for the period of four consecutive fiscal quarters of the Company ending on such day.

“Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Company and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease, but excluding (a) any issuance fees relating to any PP Note issued prior to or substantially contemporaneously with the Closing Date and (b) costs and expenses incurred in connection with the consummation and administration of the Loan Documents in an aggregate amount for clauses (a) and (b) combined not to exceed $2,500,000 in any fiscal year of the Company.

“Interest Period” means, with respect to any Eurocurrency Rate Loan, a period of one, three or six months (in each case, subject to availability) beginning on a Business Day, as elected by the Borrower; provided that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Judgment Currency” has the meaning set forth in Section 2.8(b).

“Lender” means each of the Persons executing this Agreement as a Lender on the Closing Date and any other Person that becomes a Lender pursuant to the procedures set forth in Section 9.8 or otherwise, other than any Person that ceases to be a party hereto as a Lender pursuant to this Agreement.

“Lender Party” means each Lender, the Administrative Agent, and the Arranger.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Leverage Holiday” has the meaning set forth in Section 6.8.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) the total of (i) Total Funded Debt of the Company and its Subsidiaries on a consolidated basis as of such day, minus (ii) an aggregate amount equal to the sum of (A) 100% of unrestricted cash and cash equivalents of the Company and its Domestic Subsidiaries as of such day, plus (B) 80% of unrestricted cash and cash equivalents of Foreign Subsidiaries as of such day, to (b) EBITDA for the period of four consecutive fiscal quarters of the Company ending on such day.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.

“Loan” means an extension of credit by a Lender to the Borrower in the form of an advance under the Term Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, any Guaranty, any amendments of any of the foregoing and any other document from time to time designated as such by the Company and the Administrative Agent.

“Material Acquisition” means the acquisition by the Company or one of its Subsidiaries of an Acquisition Target for aggregate cash consideration of $50,000,000 or more.

“Material Adverse Change” means a material adverse change on (a) the business, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its Obligations under this Agreement.

“Material Part of the Assets” has the meaning set forth in Section 6.2.

“Material Subsidiary” means, as of any date of determination, any Subsidiary accounting for (a) at least 10% of the earnings of the Company and its Subsidiaries on a consolidated basis during any period in either one of the two fiscal years of the Company immediately preceding such date of any determination or (b) at least 10% of Consolidated Total Assets during either one of the two fiscal years of the Company immediately preceding such date of determination; provided that notwithstanding the foregoing, each Designated Subsidiary and each Company Guarantor Subsidiary shall be deemed a Material Subsidiary.

“Maturity Date” means November 7, 2024.

“MFN Provision” means any covenant, agreement or other provision set forth in any Note Agreement or any New Credit Facility that is the same as, or similar in scope to (or the functional equivalent of), the provisions of Section 5.9.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“New Credit Facility” has the meaning set forth in Section 5.9(a).

“New Facility Additional Provision(s)” has the meaning set forth in Section 5.9(a).

“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 9.3, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Note” means a Term Loan Note.

“Note Agreements” means the Note Purchase Agreements entered into by the Company and the purchasers named therein dated as of April 5, 2013, November 6, 2015, May 3, 2017, or November 1, 2018, respectively, and “Note Agreement” means each and any of such agreements.

“Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender, the Administrative Agent or the Arranger, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, the Fee Letter or any other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (c) all Synthetic Lease Obligations of such Person.

“Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any advance under the Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.13(g) or 2.15).

“Overnight Bank Funding Rate” means for any day the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Participant” has the meaning set forth in Section 9.8(d).

“Participant Register” has the meaning set forth in Section 9.8(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 9.18.

“Percentage” means, with respect to each Lender, the ratio of (a) that Lender’s Term Loan Commitment Amount, to (b) the Aggregate Term Loan Commitment Amount.  For purposes of this definition only, following the advance of the Term Loan, each Lender’s Percentage shall be deemed to be the portion (on a percentage basis) if the Term Loan held by such Lender.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts; provided that such obligations are (or were) entered into by the Company or such Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view”.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan established or maintained by the Company or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

“Platform” means SyndTrak Online or another similar electronic system.

“PNC Bank” means PNC Bank, National Association, a national banking association and a party to this Agreement.

“PP Note” means a note issued pursuant to any Note Agreement.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Priority Debt” means (a) any item of Total Funded Debt of the Company or any Subsidiary secured by a Lien created or incurred within the limitations of Section 6.1(o), and (b) any item of Total Funded Debt of any Subsidiary (other than any item of Total Funded Debt of a wholly-owned Subsidiary owing to another wholly-owned Subsidiary).

“Pro Forma Basis” means, for purposes of calculating EBITDA for any period, that each Specified Transaction that has been consummated during such period (and all other Specified Transactions that have been consummated by the Company or any Subsidiary during such period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of such period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the capital stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of an acquisition, shall be included, (b) any retirement of Total Funded Debt and (c) any Total Funded Debt incurred or assumed by the Company or any of its Subsidiaries in connection therewith (and if such Total Funded Debt has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Total Funded Debt as at the relevant date of determination); provided that the foregoing pro forma adjustments may be applied to EBITDA solely to the extent that such adjustments (to the extent exceeding $50,000,000 with respect to any Specified Transaction) are made on a basis reasonably satisfactory to the Administrative Agent (after receipt of such related information or certificates from the Company as it deems appropriate).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.22.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 9.8(c).

“Related Fund” means, with respect to any holder of any PP Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Governmental Body” means, with respect to any given Benchmark, (a) the central bank for the currency applicable to such Benchmark or any central bank or other supervisor that is responsible for supervising either (i) such Benchmark or (ii) the administrator of such Benchmark or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency applicable to such Benchmark, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark or (B) the administrator of such Benchmark, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Reportable Event” means (a) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation other than those events as to which the 30-day notice period is waived under Section 4043(a) of ERISA, (b) a withdrawal from any Plan, as described in Section 4063 of ERISA, (c) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, or (d) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

“Required Lenders” means (a) in the event that there are three or more Lenders, at least two Lenders holding greater than 50% of the Term Loan Commitments or, after the funding of the Term Loan, the aggregate outstanding principal amount to the Term Loan, (b) in the event that there are only two Lenders, both Lenders and (c) in the event that there is only one Lender, such Lender; provided that the Term Loan Commitment (or after the funding the Term Loan, the aggregate outstanding amount of the Term Loan), of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief financial officer, controller, chief accounting officer or treasurer thereof.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of May 5, 2021 (as amended, restated and otherwise modified from time to time) by and among the Company and certain designated subsidiaries of the Company, as borrowers, Wells Fargo Bank, National Association and the other lenders party thereto.

“RFR” means €STR.

“RFR Loans” means Loans that bear interest at a rate based on the RFR rate.

“RFR Reserve Percentage” means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to RFR Loans.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

“Sanctioned Country” means a country, region or territory which is itself the subject or target of any comprehensive, country-wide or territory-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant Sanctions authority of any jurisdiction in which the Company or any of its Subsidiaries is organized or resident, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or other relevant Sanctions authority of any jurisdiction in which the Company or any of its Subsidiaries is organized or resident.

“SEC” means the Securities and Exchange Commission.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, that as of the date of determination: (a) the fair market value of the property of such Person is (i) greater than the total liabilities (including contingent liabilities) of such Person, and (ii) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Currency” has the meaning set forth in Section 2.8(b).

“Specified Transactions” means (a) any disposition of all or substantially all of the assets or capital stock of any Subsidiary or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole or (b) any acquisition (by merger, consolidation or otherwise) of any company or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole. For purposes hereof, any of the foregoing transactions which either (i) results in $50,000,000 or more of net adjustments to EBITDA or (ii) is designated as such by the Company to the Administrative Agent in writing within ten (10) Business Days of the consummation thereof shall be deemed material to the business of the Company and its Subsidiaries as a whole.

“SPV” has the meaning provided in the definition of “Asset Securitization”.

“Standard Securitization Undertakings” shall mean, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.

“Subsidiary” means (a) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, (b) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, and (c) any limited liability company or other form of business organization the effective control of which is held by the Company, the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company.

“Substitute Lender” has the meaning set forth in Section 2.15.

“Supported QFC” has the meaning set forth in Section 9.22.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).  The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means as is specified in Section 2.1.

“Term Loan Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Exhibit A in the column labeled “Term Loan Commitments,” as such Term Loan Commitment is thereafter assigned or modified and Term Loan Commitments means the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Note” means a note substantially in the form of Exhibit B hereto

“Total Funded Debt” of any Person means (without duplication): (a) all indebtedness of such Person for borrowed money; (b) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (i) due more than nine months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or a similar written instrument; (c) all Capitalized Lease obligations of such Person; (d) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is non-recourse to such Person; (e) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (f) indebtedness of such Person evidenced by bonds, notes or similar written instrument; (g) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (h) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (i) guaranty obligations of such Person with respect to Total Funded Debt of another Person (including Affiliates); (j) Off-Balance Sheet Liabilities of such Person; and (k) all Attributable Securitization Indebtedness of such Person; provided that in no event shall any calculation of Total Funded Debt of the Company include (i) deferred taxes, (ii) purchase price adjustments and other deferred payments, except to the extent the amount payable is reasonably determinable and contingencies have been resolved, (iii) indebtedness that has been discharged in accordance with its terms, (iv) accrued pension costs and other employee benefit obligations arising in the ordinary course of business or (v) obligations related to customer advances received and held in the ordinary course of business.

“Transfer” has the meaning set forth in Section 6.2.

“Trigger Quarter” has the meaning set forth in Section 6.8.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(g)(ii)(B)(3).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2          Times.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

Section 1.3          Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Company’s compliance with the covenants set forth in the Financial Covenants shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Company and the Required Lenders in accordance with Section 9.14.

Section 1.4          Other Definitions and Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.5          References to Agreements and Laws.

Unless otherwise expressly provided herein: (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.6          Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II
AMOUNT AND TERMS OF THE TERM LOAN COMMITMENT

Section 2.1          Term Loan Commitments.

(a)         Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make an advance under a term loan (the “Term Loan”) to the Borrower on the date indicated in the related Borrowing Certificate (in the form of Exhibit E (which shall not be later than November 10, 2022)), in an aggregate amount not to exceed such Lender’s Term Loan Commitment.  The total amount of the Term Loan advanced in accordance with the foregoing shall not exceed the Aggregate Term Loan Commitment Amount.  If so requested by any Lender, the obligation of the Borrower to repay the portion of the Term Loan advanced by that Lender shall be evidenced by a single promissory note of the Borrower (each, a “Term Loan Note”) payable to that Lender, substantially in the form of Exhibit B hereto.  The Term Loan shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.2.

(b)         The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder.  The Lenders shall have no obligation to make Term Loans hereunder after November 10, 2022, and any portion of the Term Loan Commitment not drawn on or prior to November 10, 2022 shall automatically expire.  The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 2.1(a).

(c)         The Borrower shall repay to the applicable Lenders the aggregate principal amount of the Term Loan outstanding on the Maturity Date (which amount shall be reduced as a result of the application of voluntary prepayments in accordance with the order of priority set forth in Section 2.6).

Section 2.2          Interest.

(a)         The Term Loan shall bear interest on the unpaid principal amount thereof from the date on which advances under the Term Loan are first made until the Maturity Date at the Eurocurrency Rate plus the Eurocurrency Rate Margin.

(b)        If any Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain its portion of a Eurocurrency Rate Loan outstanding at the time of such determination, such Lender may, by notice to the Administrative Agent and the Company, require the immediate repayment thereof or, if legally permissible, convert its portion of such Eurocurrency Rate Loan to a Loan denominated in Dollars bearing interest at the Base Rate in an amount equal to the Dollar Equivalent of such portion of the applicable Eurocurrency Rate Loan. Any repayment of the Term Loan shall be applied to the prepayment of that Lender’s portion of such Eurocurrency Rate Loan, but (i) no amount shall be required to be paid under Section 2.11 on account of such prepayment, and (ii) except as provided in Section 7.2 upon acceleration of the Obligations, no interest shall be due and payable with respect to such Loan until the end of the applicable Interest Period.

Section 2.3          Principal and Interest Payment Dates.

(a)         Interest. Interest accruing at the Base Rate shall be due and payable on the last day of each March, June, September and December and on the Maturity Date. Interest accruing at the Eurocurrency Rate shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, on the last day of the Interest Period and on the Maturity Date.

(b)          Principal of Term Loan. The principal balance of the Term Loan shall be due and payable in full on the Maturity Date.

Section 2.4          Default Rates.

Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate Margin and Eurocurrency Rate Margin. Inclusion of such default increment in calculating the Base Rate Margin and Eurocurrency Rate Margin shall not be deemed a waiver or excuse of any such Event of Default.

Section 2.5          Other Fees.

The Borrower shall pay to (a) the Administrative Agent, for the benefit of the Lenders, the upfront fee set forth in the separate fee letter agreement dated October 12, 2022 among the Company, PNC Bank, and PNC Capital Markets LLC, (b) the Administrative Agent and PNC Capital Markets LLC, for their own respective accounts and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter and (c) such other fees as shall have been separately agreed in writing, in the amounts and at the times so specified.

Section 2.6          Voluntary Prepayments.

The Borrower may prepay the Term Loan in whole or in part, without penalty or premium, at any time and from time to time; provided that (a) any such prepayment shall be applied pro rata to the prepayment of each Lender’s ratable share of the Term Loan, (b) any prepayment of the full amount of the Term Loan shall include accrued interest thereon, (c) any prepayment of any Eurocurrency Rate Loan shall be accompanied by compensation as specified in Section 2.11, (d) any prepayment of any Eurocurrency Rate Loan shall be made only upon four Business Days’ prior notice, and (e) each such prepayment (other than prepayment of the Term Loan in full) shall be in the principal amount of €1,000,000 or an integral multiple of €500,000.  Each partial prepayment of principal on the Term Loan shall be applied in inverse order of the maturities of the Interest Periods applicable thereto (or, if there are no Interest Periods, as directed by the Borrower).

Section 2.7          Computation of Interest and Fees.

All interest on Base Rate Loans accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.8          Payments.

(a)          All payments of the Obligations shall be made to the Administrative Agent in immediately available funds, without setoff or counterclaim at such office as the Administrative Agent may from time to time designate. All payments of principal and interest on the Term Loan shall be made in Euros; provided, that, in the event the Term Loan is converted into Base Rate Loans pursuant to Section 2.2 or Section 2.13, all payments of principal and interest on the Term Loan shall be made in Dollars. Payments received after noon on any day shall be deemed received on the next succeeding Business Day. Subject to Section 9.8(c), the advance under the Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and the Administrative Agent in the ordinary course of business.

(b)          If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars or any Alternative Currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower with respect to any such sum due from it to the Administrative Agent or any Lender (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the required location of payment the Alternative Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Alternative Currency, any difference between the sum originally due to such Entitled Person in the Alternative Currency and the amount of the Alternative Currency so purchased and transferred on that Business Day.

(c)        Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any advance of the Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund its portion of the Term Loan under this Agreement; fourth, to the payment of any amounts owing to the Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.8(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.9          Payment on Non-Business Days.

Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest thereon.

Section 2.10         Use of Term Loan.

The proceeds of the Term Loan shall be used by the Borrower for its general corporate purposes or as otherwise permitted pursuant to Section 5.8.

Section 2.11         Funding Indemnification.

The Borrower shall, in addition to other amounts payable hereunder, also compensate any Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of that Lender’s Eurocurrency Rate Loans which that Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a requested advance under the Term Loan bearing interest at the Eurocurrency Rate or prepayment in whole or in part of a Eurocurrency Rate Loan fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Lender computed such loss or expense) shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Lender acquired deposits in the Euro interbank market to fund that portion of the principal balance whether or not that Lender actually did so.

Section 2.12        Taxes.

(a)          Defined Terms. For purposes of this Section 2.12, the term “applicable law” includes FATCA.

(b)        Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Borrower. The Borrower shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(e).

(f)         Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed originals of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E); or

(4)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)          Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13         Increased Costs; Eurocurrency Rate Availability; Illegality.

(a)          Increased Costs Generally. If any Change in Law binding on or applicable to any Lender shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, such Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on such Lender any other condition, cost or expense (other than any taxes) affecting this Agreement, Eurocurrency Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such advance of the Term Loan), or to reduce the amount of any sum received or receivable by such hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender that complies with Section 2.13(c), the Borrower shall promptly pay to any such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the advances under the Term Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time within ten Business Days following written request of such Lender, as the case may be, that complies with Section 2.13(c), the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. Any request from any Lender for payment of additional amounts pursuant to Section 2.13(a) or (b) shall include certification (i) that one of the events described in Section 2.13(a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the reduction of the rate of return on capital resulting from such event and (iii) as to the additional amount or amounts requested by such Lender, as the case may be, and a reasonably detailed explanation of the calculation thereof. A certificate of a Lender complying with the immediately preceding sentence and setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.13(a) or (b) and delivered to the Company shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding the foregoing, no Lender shall make demand for payment of increased costs under this Section 2.13 unless such Lender is generally imposing such increased costs on its similarly situated customers.

(d)        Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)         Additional Reserve Costs. For so long as any Lender is required to make special deposits with the Bank of England and/or The Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the computation of the Eurocurrency Rate) in respect of any of such Lender’s Eurocurrency Rate Loan, such Lender shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s advance under the Term Loan subject to such requirements, additional interest on such advance at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such advance. Any additional interest owed pursuant to this subsection shall be determined in reasonable detail by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable advance, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such advance.

(f)          Limitation on Obligations of Company. Notwithstanding anything to the contrary in this Section 2.13, if a Lender changes its applicable Lending Office (other than (i) pursuant to Section 2.13(g) or (ii) after an Event of Default under Section 7.1(a), (h) or (i) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Company to become obligated to pay any additional amount or compensation under this Section 2.13, the Company shall not be obligated to pay such additional amount.

(g)         Designation of a Different Lending Office. If any Lender requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or requests compensation under Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its advance under the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)         Unascertainable; Increased Costs; Deposits Not Available. If at any time, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) the Eurocurrency Rate cannot be determined pursuant to the definition thereof, (ii) with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable currency are not being offered to banks in the applicable offshore interbank market for the applicable currency, amount or Interest Period of such Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, or (iii) the Required Lenders have determined that for any reason in connection with any request Eurocurrency Rate Loan or a conversion thereto or continuation thereof that the Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period, and the Required Lenders have provided such notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 2.13(j).

(i)          Illegality. If at any time any Lender shall have determined, or any Relevant Governmental Body shall have asserted, that the making, maintenance or funding of a Eurocurrency Rate Loan or the determination or charging of the Eurocurrency Rate has been made impracticable or unlawful by compliance by such Lender in good faith with any law or any interpretation or application thereof by any Relevant Governmental Body or with any request or directive of any such Relevant Governmental Body (whether or not having the force of law), or any Relevant Governmental Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of Euros, then the Administrative Agent shall have the rights specified in Section 2.13(j).

(j)          Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 2.13(h) above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 2.13(i) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.

(i)         Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Eurocurrency Rate Loan shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii)        If at any time the Administrative Agent makes a determination under Section 2.13(h) (a) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Eurocurrency Rate Loan, and such selection, conversion or renewal has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate with respect to such Loans in the amount specified therein and (b) any outstanding affected Loans shall be deemed to have been converted into Base Rate Loans denominated in an amount equal to the Dollar Equivalent at the end of the applicable Interest Period; provided, however that absent notice from the Borrower of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans in an amount equal to the Dollar Equivalent.

(k)         If any Lender notifies the Administrative Agent of a determination under Section 2.13(i), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 2.11, as to any Eurocurrency Rate Loan, on the date specified in such notice either convert such Loan to a Base Rate Loan, in an amount equal to the Dollar Equivalent or prepay such Loan in accordance with Section 2.6.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan, in an amount equal to the Dollar Equivalent upon such specified date.

(l)          Benchmark Replacement Setting.

(i)          Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to the related Benchmark Replacement.

(ii)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)      Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement or cessation of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv)       Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.14        [Reserved].

Section 2.15        Substitution of Lender.

Upon the receipt by the Company from any Lender (an “Affected Lender”) of a notice of illegality under Section 2.2(b) or a claim for compensation under Section 2.12 or 2.13, or if any Lender shall be a Defaulting Lender, a Non-Consenting Lender or a Non-Extending Lender, the Company may: (a) request that one or more of the other Lenders assume all or part of such Affected Lender’s, Defaulting Lender’s, Non-Consenting Lender’s or Non-Extending Lender’s, as applicable, portion of the Term Loan (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Company to acquire and assume all or part of such Affected Lender’s, Defaulting Lender’s, Non-Consenting Lender’s or Non-Extending Lender’s, as applicable, portion of the Term Loan at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) above shall be subject to the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld). Any transfer of any portion of the Term Loan pursuant to this Section 2.15 shall be made in accordance with Section 9.8, and the Affected Lender, Defaulting Lender, Non-Consenting Lender or Non-Extending Lender, as applicable shall be entitled to payment in full of the principal amount of its outstanding portion of the Term Loan, all accrued interest thereon, and all accrued fees to the date of such transfer.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1          Conditions to Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the delivery of the below documents, each in form and substance satisfactory to the Administrative Agent, and the satisfaction of the other conditions below:

(a)          This Agreement, duly executed by the Company, the Administrative Agent and each Lender.

(b)         Any Notes requested by any Lenders pursuant to Section 2.1 or Section 2.15, properly executed on behalf of the Company.

(c)        A certificate of the secretary or an assistant secretary of the Company (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of the Company (or the Finance Committee thereof, if such committee is authorized to act on behalf of the Governing Board of the Company), and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company, together with such copies, and (iii) certifying the names of the officers of the Company who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.

(d)         A certificate of good standing of the Company from the Secretary of State of its jurisdiction of incorporation, dated not more than ten days before the Closing Date.

(e)          Signed copies of opinions of counsel to the Company, addressed to the Administrative Agent and the Lenders and in form and substance satisfactory to the Administrative Agent.

(f)         The Company shall have paid all fees required to be paid as of the Closing Date under this Agreement or the Fee Letter, including fees of counsel for the Administrative Agent for which a statement has been received.

(g)         Such other documents (including “know your customer” information) as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the Term Loan.

(h)         A Beneficial Ownership Certification in relation to the Company (or a certification that the Company qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulation) to any Lender requesting the same.

Without limiting the generality of the provisions of Section 8.6, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2          Conditions to Advances under the Term Loan.

The obligation of the Lenders to make advances under the Term Loan is subject to the delivery of the below documents, each in form and substance satisfactory to the Administrative Agent, and the satisfaction of the other conditions below:

(a)         The representations and warranties contained in Article IV are correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change) on date on which the Term Loan is advanced, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall remain correct in all material respects (or correct in all respects, if any such representation and warranty is qualified by materiality or reference to Material Adverse Change) as of such earlier date.

(b)          The Borrower has delivered to the Administrative Agent a certificate in the form of Exhibit E hereto, duly executed by a person so authorized.

(c)          No event has occurred and is continuing, or would result from the Term Loan, which constitutes a Default or an Event of Default.

Without limiting the generality of the provisions of Section 8.6, for purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed date of the advance of the Term Loan specifying its objection thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders as follows:

Section 4.1          Corporate Existence and Power.

The Company and its Subsidiaries are each duly organized or incorporated (as applicable), validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization (as applicable), and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (a) will not permanently preclude the Company or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (b) will not result in any other Material Adverse Change. The Company has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

Section 4.2          Authorization of Borrowing; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Term Loan, the issuance of the Notes, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate or other organizational action and do not and will not (a) require any consent or approval of the equityholders of the Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (b) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Organizational Documents of the Borrower, (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected, or (d) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary.

Section 4.3          Legal Agreements.

This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.4          Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the Closing Date and of the percentage of the ownership of the Company or any other Subsidiary in each as of the Closing Date. Except as otherwise indicated on Schedule 4.4, all shares of each Subsidiary owned by the Company or by any such other Subsidiary are validly issued and fully paid and non-assessable.

Section 4.5          Financial Condition; Accuracy of Disclosure.

The Company has heretofore furnished to the Administrative Agent the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2021. Those financial statements fairly present in all material respects the financial condition of the Company on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Company to the Lenders, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.  As of the Closing Date, all of the information included in any Beneficial Ownership Certification delivered hereto is true and correct.

Section 4.6          Adverse Change.

There has been no Material Adverse Change between December 31, 2021 and the Closing Date.

Section 4.7          Litigation.

Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change.

Section 4.8          Hazardous Substances.

Except as set forth in Schedule 4.8, to the best of the Company’s knowledge, (a) neither the Company nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, except to the extent that such disposal cannot reasonably be expected to result in a Material Adverse Change and (b) no such real property has ever been used (either by the Company or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.

Section 4.9          Regulation U.

Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10         Taxes.

The Company and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all material federal and all material state and local Taxes required to be withheld and paid by them. The Company and its Subsidiaries have each filed all federal, state and local Tax returns which to the knowledge of the officers of the Company or any Subsidiary are required to be filed, and the Company and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or applicable Subsidiary has provided adequate reserves in accordance with GAAP and to the extent that nonpayment would not result in a Material Adverse Change.  Neither any transaction contemplated by the Loan Documents, nor any transaction to be carried out in connection with any transaction contemplated thereby, meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

Section 4.11         Burdensome Restrictions.

Neither the Company nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change. Neither the Company nor any Subsidiary is a party to any presently effective agreement that, if entered into after the Closing Date, would constitute a breach of Section 6.7.

Section 4.12         Titles and Liens.

The Company or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Company and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Company and its Subsidiaries taken as a whole.

Section 4.13         ERISA.

The present value of all accumulated benefit obligations under each under-funded Plan (based on FASB No. 87 assumptions) did not, as of the date of the most recent financial statements reflecting such amounts, hereafter, exceed by more than $20,000,000 the fair market value of the assets of such under-funded Plan allocable to such accrued benefits, and no liability to the Pension Benefit Guaranty Corporation or the IRS has been, or is expected by the Company or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Company or any Subsidiary except to the extent that any such circumstance could not reasonably be expected to result in a Material Adverse Change.

Section 4.14         Investment Company Act.

The Borrower is not, nor will the Borrower at any time be, an “investment company,” as such term is defined in the Investment Company Act.

Section 4.15         Solvency.

On each of (a) the Closing Date and (b) after giving effect to the advance of the Term Loan in accordance with Section 2.1, the Company and its Subsidiaries, taken as a whole, are Solvent.

Section 4.16         Swap Obligations.

Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.17         Insurance.

The properties of the Company and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate.

Section 4.18         Compliance with Laws.

The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would result in a Material Adverse Change.

Section 4.19         No Contractual Default.

Neither the Company nor any Subsidiary is in violation of any term of any contract, agreement, judgment or decree, the violation of which would (individually or together with all other such violations in existence) result in a Material Adverse Change.

Section 4.20         Anti-Terrorism; Anti-Money Laundering; Anti-Corruption Laws; Sanctions.

Neither the Company nor any Subsidiary nor any of their respective officers or directors (a) is in violation in any material respect of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or (iv) any applicable Sanctions (collectively, the “Anti-Terrorism Laws”) or (b) is a Sanctioned Person. No part of the proceeds of the Term Loan will be unlawfully used directly or knowingly indirectly to fund any operations of or in, finance any investments or activities of or in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, or the Administrative Agent) of any Anti-Terrorism Laws.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries and, to their knowledge, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 4.21         Affected Financial Institutions.

Neither Company nor any Subsidiary is an Affected Financial Institution.

ARTICLE V
AFFIRMATIVE COVENANTS OF THE COMPANY

So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or the Term Loan shall be outstanding, the Company will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:

Section 5.1          Financial Statements.

The Company will deliver to the Administrative Agent (for further distribution to each Lender):

(a)         As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.

(b)         As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the balance sheet of the Company and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Company and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

(c)          Concurrent with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Company.

(d)          Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the SEC or any national securities exchange.

(e)         Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Company or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Company or any Subsidiary combined in excess of $10,000,000.

(f)         As promptly as practicable (but in any event not later than five Business Days) after an officer of the Company obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a Responsible Officer of the Company of the steps being taken by the Company to cure the effect of such event.

(g)         Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Company or any Subsidiary in excess of $20,000,000 or in the imposition of a Lien, a written notice specifying the nature thereof, what action the Company has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(h)          Promptly upon their receipt, copies of (i) all notices received by the Company, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $20,000,000.

(i)          All notices required to be delivered under Section 9.14.

(j)          Promptly, notice of any change in the information in any Beneficial Ownership Certification delivered pursuant hereto that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).

(k)          Promptly upon the reasonable request of the Administrative Agent or any Lender, any information or documentation requested for purposes of complying with the Beneficial Ownership Regulation.

(l)          Such other information respecting the financial condition and results of operations of the Company or any Subsidiary as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address of www.sensient.com or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender if the Administrative Agent or such Lender, as the case may be, requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable, and (B) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.2          Books and Records; Inspection and Examination.

The Company will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Company will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section 5.2), to inspect any of its properties (subject to such physical security requirements as the Company or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (a) so long as any Event of Default has occurred and is continuing, the Administrative Agent or any Lender, and (b) at all other times, the Administrative Agent. The provisions of this Section 5.2 shall in no way preclude any Lender from discussing the general affairs, finances and accounts of the Company with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Company and such Lender.

Section 5.3          Compliance with Laws.

The Company will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the non-compliance with which would effect a Material Adverse Change. In addition, and without limiting the foregoing sentence, the Company will (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be a Sanctioned Person, (b) not use or permit the use of the proceeds of the Term Loan in a manner inconsistent with the second sentence of Section 4.20 and (c) comply, and cause each Subsidiary to comply, with all Anti-Terrorism Laws in all material respects.

Section 5.4          Payment of Taxes and Other Claims.

The Company will, and will cause each Subsidiary to, pay or discharge, when due, (a) all Taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local Taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.

Section 5.5          Maintenance of Properties.

The Company will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided that nothing in this Section 5.5 shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (a) (i) such discontinuance or disposition is, in the reasonable judgment of the Company or that Subsidiary, desirable in the conduct of its business, and (ii) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (b) such discontinuance or disposition relates to obsolete or worn-out property.

Section 5.6          Insurance.

The Company will, and will cause each Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Company or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.

Section 5.7          Preservation of Corporate Existence.

The Company will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided that neither the Company nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (a) its Governing Board shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company or that Subsidiary, and (b) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Company to terminate its corporate existence.

Section 5.8          Use of Proceeds.

The Company will, and will cause each Subsidiary to, use the proceeds of the Term Loan (a) for the refinancing of certain existing indebtedness and (b) to pay costs associated with the foregoing, in each case not in violation of the Loan Documents or applicable laws. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Term Loan to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Company or such Subsidiary shall have obtained written approval from the Governing Board of such entity.

Section 5.9          Most Favored Lender Status.

(a)          If after the Closing Date the Company or any Subsidiary (i) enters into any amendment or other modification of any Note Agreement or the Revolving Credit Agreement, in either case, (such amendment or modification, and the applicable Note Agreement as amended or modified thereby, an “Amended Credit Facility”) or (ii) enters into any new credit facility, whether with commercial banks or other Institutional Investors pursuant to a credit agreement, note purchase agreement or other like agreement under which the Company or any Subsidiary may incur Total Funded Debt in an amount equal to or greater than $50,000,000 (or the equivalent in the relevant currency) (in any such case, a “New Credit Facility”), that in either case results in one or more additional or more restrictive (than those contained in this Agreement) financial covenants (it being understood and agreed that for purposes of this Section 5.9, any reference to a “financial covenant” shall include (x) any covenant restricting the Company or any of its Subsidiaries from creating, issuing, assuming, guaranteeing, incurring or otherwise becoming liable with respect to priority debt, and (y) the applicable defined terms used in any such financial covenant or priority debt covenant) (or events of default which are the functional equivalent of financial covenants (including the applicable defined terms used in such events of default, “Financial Events of Default”)) being contained in any such Amended Credit Facility or New Credit Facility, as the case may be (such additional or more restrictive financial covenants or Financial Events of Default, as the case may be, in the case of an Amended Credit Facility, the “Existing Facility Additional Provision(s)” and in the case of a New Credit Facility, the “New Facility Additional Provision(s)”; and such financial covenants and Financial Events of Default shall be an Existing Facility Additional Provision(s) or New Facility Additional Provision(s) only to the extent not already included herein, or if already included herein, only to the extent more restrictive than the analogous covenants or events of default included herein), than the terms of this Agreement, without any further action on the part of the Company, any Subsidiary, the Administrative Agent or any of the Lenders, will unconditionally be deemed on the effective date of such Amended Credit Facility or New Credit Facility, as the case may be, to be automatically amended to include the Existing Facility Additional Provision(s) or such New Facility Additional Provision(s), as the case may be, and any event of default in respect of any such additional or more restrictive financial covenant(s) or Financial Events of Default so included herein shall be deemed to be an Event of Default under Section 7.1(b) (after giving effect to any grace or cure provisions under such Existing Facility Additional Provision(s) or such New Facility Additional Provision(s) or event of default), subject to all applicable terms and provisions of this Agreement, including all rights and remedies exercisable by the Administrative Agent and the Lenders.

(b)          If after the date of execution of any Amended Credit Facility or a New Credit Facility, as the case may be, any one or more of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) is excluded, terminated, loosened, tightened, amended or otherwise modified under the corresponding Amended Credit Facility or New Credit Facility, as applicable, then and in such event any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) theretofore included in this Agreement pursuant to the requirements of Section 5.9(a) shall then and thereupon automatically and without any further action by any Person be so excluded, terminated, loosened, tightened or otherwise amended or modified under this Section 5.9(b) to the same extent as the exclusion, termination, loosening, tightening of other amendment or modification thereof under the Amended Credit Facility or New Credit Facility; provided that if a Default or Event of Default shall have occurred and be continuing by reason of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) at the time any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 5.9(b) the prior written consent thereto of the Required Lenders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; provided, further, that in any and all events, the covenant(s) or event(s) of default (and related definitions) constituting any financial covenant and Financial Events of Default contained in this Agreement as in effect on the Closing Date (and as amended otherwise than by operation of this Section 5.9(b)) shall not in any event be deemed or construed to be excluded, loosened or relaxed by operation of the terms of this Section 5.9(b) and only any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) shall be so excluded, terminated, loosened, tightened, amended or otherwise modified pursuant to the terms hereof.

(c)         The Company shall notify the Administrative Agent of the inclusion or amendment of any financial covenants or Financial Events of Default by operation of Section 5.9 and from time to time, upon request by the Administrative Agent or the Required Lenders, promptly execute and deliver at its expense (including the reasonable and documented fees and expenses of the Administrative Agent) an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent evidencing that, pursuant to this Section 5.9, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.

(d)         The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company, any co-obligor or any Subsidiary as consideration for or as an inducement to the entering into by any such creditor of any amendment, waiver or other modification to any Amended Credit Facility or New Credit Facility, as the case may be, the effect of which amendment, waiver or other modification is to exclude, terminate, loosen, tighten or otherwise amend or modify any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the Lenders.

(e)          Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries shall only be required to comply with this Section 5.9 during such time that any Note Agreement (including any Amended Credit Facility) or any New Credit Facility contains an MFN Provision that does not have a provision similar to this Section 5.9(e).

Section 5.10          Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

The Company will, and will cause each Subsidiary to, maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any portion of the Term Loan shall be outstanding, the Company agrees that, without the prior written consent of the Required Lenders:

Section 6.1          Liens.

The Company will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:

(a)          Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4;

(b)         materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4;

(c)          pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(d)          zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business;

(e)          purchase money Liens upon or in property acquired after the Closing Date; provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by the Company or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Company or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order;

(f)         Liens granted by any Acquisition Target prior to the acquisition by the Company or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Company or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Company or the applicable Subsidiary and improvements and modifications thereto;

(g)          Liens (other than of the type described in Section 6.1(e)) securing any indebtedness for borrowed money in existence on the Closing Date and listed in Schedule 6.1;

(h)         Liens securing any refinancing of indebtedness secured by the Liens described in Sections 6.1(e) and (f), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto;

(i)          Liens granted by any Subsidiary in favor of the Company or any wholly-owned Subsidiary;

(j)          Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (i) of exclusive licenses with respect to the foregoing if such licenses relate to either (A) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Company and its Subsidiaries or (B) uses that would not materially restrict the conduct of the on-going businesses of the Company and its Subsidiaries and (ii) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Company or any of its Subsidiaries;

(k)         possessory Liens in favor of lessors or sublessors of properties leased or subleased by the Company or any of its Subsidiaries to such Persons;

(l)          (i) Liens created on assets transferred to an SPV pursuant to Asset Securitizations (which assets shall be of the types described in the definition of Asset Securitization), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 6.2; and (ii) Liens created on assets transferred pursuant to a factoring arrangement with a third party not an Affiliate of the Company, to the extent such factoring arrangement is permitted pursuant to Section 6.2;

(m)        Liens that are contractual rights of set-off or similar rights (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements (including conditional sale, title retention, consignment, bailment or similar arrangements) entered into with customers, suppliers or service providers of the Company or any Subsidiary in the ordinary course of business;

(n)        Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of funds received by the Company or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more Subsidiaries to collect and remit those funds to such third parties, or (v) in favor of credit card companies pursuant to agreements therewith; and

(o)         Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 10% of Adjusted Net Worth.

Section 6.2          Sale of Assets.

The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (each a “Transfer”) all or a Material Part of the Assets of the Company and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person, other than: (a) in the ordinary course of business; (b) any transfer of an interest in accounts or notes receivable pursuant to either (i) an Asset Securitization, or (ii) a factoring arrangement with a third party not an Affiliate of the Company; provided that (A) at least 80% of the proceeds of transfers pursuant to such factoring arrangement are paid in cash and (B) the Company and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of such factoring arrangement; provided, further, that the aggregate amount of (1) all Attributable Securitization Indebtedness with respect to transfers under clause (b)(i) of this Section 6.2 and (2) the amount of related indebtedness which would be outstanding if all factoring arrangements described in clause (b)(ii) of this Section 6.2 were treated as a secured lending arrangement shall not at any time exceed $175,000,000; and (c) dispositions of property no longer used or useful in the business of the Company or any Subsidiary; provided that a wholly-owned Subsidiary of the Company may sell, lease, or transfer all or a substantial part of its assets to the Company or another wholly-owned Subsidiary of the Company, and the Company or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Company and/or its Subsidiaries disposed of a Material Part of the Assets.  For purposes hereof, “Material Part of the Assets” means assets (x) which, together with all other assets (in each case valued at net book value) previously Transferred during the twelve-month period then ending (other than pursuant to clauses (a) through (c) above), exceed 10% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year, or (y) which, together with all other assets (in each case valued at net book value) previously Transferred (other than pursuant to clauses (a) through (c) above) during the period from the Closing Date to and including the date of the Transfer of such assets exceed 30% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year of the Company; provided that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within twelve months of the date of sale of such assets to either (I) the acquisition of assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 6.5 and having a fair market value (as determined in good faith by the Company) at least equal to that of the assets so disposed of or (II) the prepayment on a pro rata basis of Total Funded Debt of the Company determined, in the case of any Total Funded Debt of the Company denominated in a currency other than Dollars, on the basis of the exchange rate published in The Wall Street Journal on the second Business Day before the date of the applicable notice of prepayment.

Section 6.3          Consolidation and Merger.

The Company will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided that the restrictions contained in this Section 6.3 shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, the Company so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Company shall be the continuing or surviving corporation, (b) a wholly-owned Subsidiary with the Company, so long as the Company is the legally surviving entity, or (c) a wholly-owned Subsidiary with another wholly-owned Subsidiary.

Section 6.4          Hazardous Substances.

The Company will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.

Section 6.5          Restrictions on Nature of Business.

The Company and its Subsidiaries will not engage in any business materially different from those businesses in which they are engaged on the Closing Date.

Section 6.6          Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.7          Restrictive Agreements.

The Company will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) limiting the ability of any Subsidiary to make any payments directly or indirectly to the Company, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.

Section 6.8          Leverage Ratio.

The Company will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter of the Company, to be greater than 3.50 to 1.00; provided that if a Material Acquisition is consummated within such fiscal quarter (any such fiscal quarter designated as such by the Company in writing to the Administrative Agent being a “Trigger Quarter”), then the Leverage Ratio may be greater than 3.50 to 1.00 but shall not exceed 4.00 to 1.00 for such Trigger Quarter and the next succeeding three fiscal quarters of the Company (each such four quarter period, a “Leverage Holiday”); provided, further, that (i) following a Leverage Holiday, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless and until the Leverage Ratio has returned to less than or equal to 3.50 to 1.00 as of the last day of at least one full fiscal quarter of the Company following the preceding Trigger Quarter, (ii) the Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the end of the fourth fiscal quarter next following the initial Trigger Quarter and (iii) there shall be no more than two (2) Leverage Holidays during the term of this Agreement.

Section 6.9          Interest Coverage Ratio.

The Company will not permit the Interest Coverage Ratio, determined as at the last day of each fiscal quarter of the Company, to be less than 3.00 to 1.00.

Section 6.10         [Reserved].

Section 6.11         [Reserved].

Section 6.12         [Reserved].

Section 6.13         Priority Debt.

The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Priority Debt, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, (a) the aggregate amount of Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1(o) would not exceed 10% of Adjusted Net Worth and (b) the aggregate amount of all Consolidated Priority Debt would not exceed 20% of Adjusted Net Worth.

ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1          Events of Default.

“Event of Default” means any one of the following events:

(a)         default in the payment of any principal of the Term Loan when it becomes due and payable; or default in the payment of any other Obligations when the same become due and payable and the continuance of such default for five Business Days; or

(b)         default in the performance, or breach, of (i) any covenant or agreement on the part of the Company contained in any of Sections 5.1(f), 5.3(b), 5.7 (as to the corporate existence of the Company), 5.8, 6.1 through 6.3, or 6.6 through 6.13, inclusive, or (ii) any covenant incorporated herein pursuant to Section 5.9 (after giving effect to any grace or cure provisions under such Existing Facility Additional Provision(s) or such New Facility Additional Provision(s) or event of default so incorporated); or

(c)          default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Administrative Agent, at the request of any Lender, has given notice to the Company specifying such default or breach and requiring it to be remedied; or

(d)         any representation or warranty made by the Borrower in this Agreement or any other Loan Document or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

(e)          any Loan Document or any material provision thereof shall for any reason cease to be valid and binding on the Borrower party thereto or the Borrower shall assert that any Loan Documents are not enforceable in accordance with their terms; or

(f)          a default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any item of Total Funded Debt of the Company or any of its Subsidiaries (other than any Obligations) if the aggregate amount of all such items of Total Funded Debt as to which such payment defaults exist is not less than $25,000,000; or

(g)         a default (other than a default described in Section 7.1(f)) under any agreement relating to any item of Total Funded Debt of the Company or any Subsidiary (other than under any of the Loan Documents) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $25,000,000; provided, further, that if such default shall be cured by the Company or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or

(h)          the Company or any Material Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Company or any Material Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company or such Material Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Company or any Material Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company or any Material Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Material Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy; or

(i)          a petition shall be filed by the Company or any Material Subsidiary under the United States Bankruptcy Code naming the Company or that Material Subsidiary as debtor; or an involuntary petition shall be filed against the Company or any Material Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Company or any Material Subsidiary as debtor; or

(j)           a Change of Control shall occur with respect to the Company; or

(k)          the rendering against the Company or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $10,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution; or

(l)          any Plan shall have been terminated as a result of which the Company or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $20,000,000 or resulted in the imposition of a Lien; or the Pension Benefit Guaranty Corporation shall have instituted proceedings under Section 4042 of ERISA to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Company or any Subsidiary in excess of $20,000,000 or in the imposition of a Lien, or the Company or any Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $20,000,000 in respect of any Multiemployer Plan; or the Company or any Subsidiary shall have incurred any liability under Title IV of ERISA, in excess of $20,000,000 with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or resulting in the imposition of a Lien; or any Reportable Event which could reasonably be expected to result in liability to Company or any Subsidiary or ERISA Affiliate in excess of $20,000,000 or result in the imposition of a Lien, shall have occurred and be continuing 30 days after Company becomes aware of its occurrence; provided that no Event of Default shall be deemed to have occurred under this paragraph unless such event or events describe in this paragraph (either individually or together) with any other such event or events, could reasonably be expected to result in either a Material Adverse Change or in the imposition of a Lien; or

(m)         any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets of the Company and its Subsidiaries.

Section 7.2          Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Lenders or cured, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, exercise any or all of the following rights and remedies:

(a)         The Administrative Agent may, by notice to the Company, declare the Term Loan Commitments to be terminated, whereupon the same shall forthwith terminate.

(b)        The Administrative Agent may, by notice to the Company, declare the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)          The Lenders may, without notice to the Borrower and without further action, apply any and all money owing by any Lender to the Borrower to the payment of the Obligations then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder. For purposes of this paragraph (d), “Lender” means the Lenders, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Lender for purposes of Section 8.4.

(d)          The Administrative Agent and the Lenders may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(i) (whether or not such Event of Default also arises under Section 7.1(h)), the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3          Crediting of Payments and Proceeds.

In the event that the Obligations have been accelerated pursuant to Section 7.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations having been accelerated and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.1          Authorization.

Each Lender and the holder of each Note irrevocably appoints and authorizes the Administrative Agent to act on its behalf to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.

Section 8.2          Distribution of Payments and Proceeds.

(a)        After deduction of any costs of collection as hereinafter provided, the Administrative Agent shall remit to each Lender that Lender’s Percentage of all payments of principal and interest that are received by the Administrative Agent under the Loan Documents. Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. The Administrative Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of payment from the Borrower. If the Administrative Agent fails to receive any such anticipated payment from the Borrower, each Lender shall promptly refund to the Administrative Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.

(b)          Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of the Term Loan, or if the principal balance of any Lender’s Obligations is for any other reason less than its Percentage of the aggregate principal balances of the Lenders’ Obligations then outstanding, the Administrative Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3          Expenses.

All payments, collections and proceeds received or effected by the Administrative Agent may be applied to pay or reimburse the Administrative Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent).  If the Administrative Agent does not receive payments, collections or proceeds from the Borrower or its properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Administrative Agent its Percentage of the difference between (a) such costs, expenses, damages and liabilities, and (b) such payments, collections and proceeds.

Section 8.4          Payments Received Directly by Lenders.

If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any advance of the Term Loan other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Administrative Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon). The provisions of this Section 8.4 shall not be construed to apply to (a) any payment made pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the outstanding Term Loan to any assignee or participant, other than to the Company or any of its Subsidiaries (as to which the provisions of this Section 8.4 shall apply).

Section 8.5          Indemnification.

The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Obligations against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Administrative Agent’s own gross negligence or willful misconduct). If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.

Section 8.6          Exculpation.

(a)         The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any other Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any other Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (iii) be under any duty to inquire into or pass upon any of the foregoing matters or upon the satisfaction of any condition set forth in Section 3.1, 3.2 or 3.3 (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent pursuant to thereto), or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations (it being understood and agreed that the Administrative Agent shall not be deemed to have knowledge of any Material Adverse Change, Default or Event of Default unless the Administrative Agent has received written notice thereof from the Company or any Lender, referring to this Agreement, describing such Material Adverse Change, Default or Event of Default), or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The appointment of PNC Bank as Administrative Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, PNC Bank in its individual capacity.

(b)          The term “agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the other Lender Parties, in each case as independent contracting parties. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 8.7          Administrative Agent and Affiliates.

The Administrative Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Administrative Agent were not the Administrative Agent hereunder.

Section 8.8          Credit Investigation.

Each Lender acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Term Loan Commitment been granted and its portion of the Term Loan made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that the Administrative Agent makes no representations or warranties about the creditworthiness of the Company or other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9          Resignation.

The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Company and the Lenders. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a Lender as a successor Administrative Agent; provided that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Administrative Agent may be appointed without the prior written consent of the Company. If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a Lender as a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was an Administrative Agent hereunder.

Section 8.10         Disclosure of Information.

The Lenders shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Company and its Subsidiaries to the Administrative Agent or the Lenders (the “Disclosed Information”). Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose Disclosed Information: (a) to the Administrative Agent or any other Lender; (b) to any Affiliate of any Lender in connection with the transactions contemplated hereby; provided that such Affiliate has been informed of the confidential nature of such information; (c) to legal counsel, accountants and other professional advisors to the Administrative Agent or such Lender; (d) to any regulatory body having jurisdiction over any Lender or the Administrative Agent (including in connection with a pledge or assignment permitted by Section 9.8(f)); (e) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (f) to the extent such Disclosed Information (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Company or a Subsidiary, or (iii) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Company or a Subsidiary; (g) to the extent the Company or such Subsidiary shall have consented to such disclosure in writing; (h) to the extent reasonably deemed necessary by the Administrative Agent or any Lender in the enforcement of the remedies of the Lenders provided under the Loan Documents; (i) in connection with any potential assignment or participation in the interest granted hereunder; provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lenders under this Section 8.10; (j) for the purpose of establishing a “due diligence” defense; (k) on a confidential basis to (i) any rating agency in connection with rating Company or its Subsidiaries or the credit facility established pursuant hereto or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established pursuant hereto; and (l) consisting of deal terms (other than fees) and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents.  Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

Section 8.11         Titles.

The Persons identified on the title page as “Sole Book Runner” and “Sole Lead Arranger” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

Section 8.12         Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the advance under the Term Loan or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan and this Agreement; (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the advance under the Term Loan and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loan and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan and this Agreement; or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loan and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Section 8.13         Erroneous Payments.

(a)       Each Lender hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (B) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (C) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (a)(i) and (a)(ii) above, whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(b)         Without limiting Section 8.13(a), each Lender agrees that, in the case of Section 8.13(a)(ii), it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either Section 8.13(a)(i) or (a)(ii) upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)         The Borrower hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the applicable Lender or any other Lender Party, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(d)         Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX
MISCELLANEOUS

Section 9.1          No Waiver; Cumulative Remedies.

No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2          [Reserved].

Section 9.3          Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:

(a)          No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Administrative Agent with the consent or at the request of each of the Lenders):

(i)          extend the Maturity Date;

(ii)         permit the Borrower to assign its rights under this Agreement;

(iii)       amend this Section 9.3, the definition of “Required Lenders”, or any provision herein providing for consent or other action by all Lenders (including the requirements in the definition of “Eligible Subsidiary” that specified matters be acceptable to or approved by all Lenders);

(iv)       forgive any indebtedness of the Borrower arising under this Agreement or evidenced by the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes; provided that only the consent of the Required Lenders shall be necessary to (A) waive any obligation of the Borrower to pay interest at the rate specified in Section 2.4 and (B) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fees charged under this Agreement or the Notes;

(v)         postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to any Lender Party hereunder or under any other Loan Document;

(vi)        amend Section 2.6, 7.3 or 8.2(a) in a manner that would alter the pro rata sharing required thereby;

(vii)      [reserved]; or

(viii)     subordinate the Obligations in right of payment to any other indebtedness or other obligations.

(b)          No amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document unless in writing and signed by the Administrative Agent.

(c)         No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of the Borrower or obligations of any Lender or the Administrative Agent hereunder shall be effective unless the Borrower shall have consented thereto in writing.

(d)         Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any consent right hereunder or any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased nor may its Term Loan Commitment (or the maturity date of its advances under the Term Loan) be extended, nor may the principal amount of its advances under the Term Loan or amount or interest on its portion of the Term Loan be reduced, without the consent of such Lender.

(e)         Notwithstanding anything in this Agreement to the contrary: (i) [reserved]; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing signed only by the parties to the Fee Letter; (iii) the Administrative Agent (and, if applicable, the Company) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.13(l) in accordance with the terms of Section 2.13(l); (iv) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Loan Documents in accordance with Section 5.9; and (v) the Administrative Agent and the Company shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision.

Section 9.4          Notices.

(a)        Generally. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Schedule 9.4; or, in the case of any Lender, in such Lender’s Administrative Questionnaire; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (A) the date received if delivered personally, (B) five Business Days after the date of posting, if delivered by mail, (C) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (D) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective as to any Lender until received by that Lender.

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on the Platform. The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Section 9.5          Costs and Expenses.

The Company agrees to pay on demand (a) all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (b) all costs and expenses incurred by the Administrative Agent or any Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Administrative Agent or such Lender by in-house counsel. The Company also agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Administrative Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Lenders.

Section 9.6          Indemnification by Borrower.

The Borrower hereby agrees to indemnify each Lender Party and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee (a) in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any advance of the Term Loan hereunder or (b) in connection with or arising out of any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Company or any Subsidiary or any claim that any Environmental Law has been breached with respect to any activity or property of the Company or any Subsidiary except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 9.6 shall survive any termination of this Agreement. This Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.7          Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 9.8          Binding Effect, Assignment and Participations.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.8(b), (ii) by way of participation in accordance with the provisions of Section 9.8(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.8(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.8(d) and, to the extent expressly contemplated hereby, Indemnitees and Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its portion of the Term Loan owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)        In the case of an assignment of the entire remaining outstanding amount of the assigning Lender’s portion of the Term Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B)         In any case not described in Section 9.8(b)(i)(A), the principal outstanding balance of the Term Loan held by the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”) shall not be less than €5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth (5th) Business Day.

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Term Loan being assigned.

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.8(b)(i)(B) and, in addition:

(A)        the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. On or prior to the effective date of each assignment, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. No such surrender or cancellation shall reduce, affect or impair the obligation of the Borrower assigned to the assignee nor limit the Borrower’s obligation to provide a new Note or Notes to the assignee pursuant to Section 2.1.

(v)        No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, or (B) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 9.8(b)(v) or Section 9.8(b)(vi).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of the Term Loan, if any, previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (other than obligations under Sections 2.12(e) and (h)) (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13, 9.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.8(d).

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Pittsburgh, Pennsylvania or such other office as may be determined by the Administrative Agent, a copy of each Assignment and Assumption and each Lender agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment Amount of, and principal amounts (and stated interest) of the portion of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, in accordance with applicable law, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Company or any of the Company’s Affiliates or Subsidiaries, or any Defaulting Lender or any of its subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its portion of the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.3 that directly affects such Participant and could not be affected by a vote of the Required Lenders.  Subject to Section 9.8(e), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.15 as though it were a Lender; provided that such Participant agrees to be subject to Section 8.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.12 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender (it being understood that the documentation required under Section 2.12(g) shall be delivered to the participating Lender).

(f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 9.8(f) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.9          Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10         Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.11         Consent to Jurisdiction.

Each party irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document shall be brought in a court of record in New York County in the State of New York or in the courts of the United States located in such State (provided that the foregoing shall not affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction), (b) consents to the jurisdiction of each such court in any suit, action or proceeding, (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.12        Waiver of Jury Trial.

THE BORROWER AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.13        Integration; Effectiveness; Electronic Execution.

(a)          Integration; Effectiveness. This Agreement, the other Loan Documents (including the Fee Letter) and any other fee letter entered into in connection with this Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)         Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this Section 9.13(b) may include use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into .pdf), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.14        Recalculation of Covenants Following Accounting Practices Change.

The Company shall notify the Administrative Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Company and the Lenders shall negotiate in good faith in order to effect any adjustments to the Financial Covenants and other provisions hereof necessary to reflect the effects of such Accounting Practices Change.

Section 9.15        Right of Set Off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 9.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.16        Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.17        Non-Liability of Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.18        Customer Identification – USA Patriot Act Notice.

The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow each Lender to identify the Borrower in accordance with the Patriot Act and all applicable “know your customer” and anti-money laundering rules and regulations.

Section 9.19        Defaulting Lender Cure.

If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 9.20        Designated Lenders.

Each of the Administrative Agent and each Lender at its option may make all or any portion of its advance under the Term Loan or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Lender’s portion of the Term Loan in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that such provisions that would be applicable with respect to any advance under the Term Loan actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

Section 9.21        Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.22        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION,
a Wisconsin corporation

By:	/s/ Amy Agallar
Name: Amy Agallar
Title: Vice President and Treasurer

SENSIENT TECHNOLOGIES CORPORATION
LOAN AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Matthew Schmaling
Name: Matthew Schmaling
Title: Managing Director

SENSIENT TECHNOLOGIES CORPORATION
LOAN AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Matthew Schmaling
Name: Matthew Schmaling
Title: Managing Director

SENSIENT TECHNOLOGIES CORPORATION
LOAN AGREEMENT

TD BANK, N.A.,
as Lender

By:	/s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

SENSIENT TECHNOLOGIES CORPORATION
LOAN AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Robert J. Valcq
Name: Robert J. Valcq
Title: Managing Director

SENSIENT TECHNOLOGIES CORPORATION
LOAN AGREEMENT